[HOGAN & HARTSON L.L.P. LETTERHEAD]

June 6, 2001

Equity Office Properties Trust
Two North Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

      We have acted as counsel to Equity Office Properties Trust (“Equity Office”), a Maryland real estate investment trust, in connection with the execution and delivery of the Agreement and Plan of Merger dated as of February 22, 2001, as amended (the “Agreement”) among Equity Office, EOP Operating Limited Partnership (“EOP Partnership”), a Delaware limited partnership, Spieker Properties, Inc. (“Spieker”), a Maryland corporation, and Spieker Properties, L.P. (“Spieker Partnership”), a California limited partnership, pursuant to which Spieker will merge with and into Equity Office (the “Merger”) and Spieker Partnership will merge with and into EOP Partnership (the “Partnership Merger”). This opinion letter is being furnished to you in connection with (i) the Registration Statement on Form S-4 (File No. 333-57526) containing the joint proxy statement/prospectus of Equity Office and Spieker (the “REIT Registration Statement”), filed with the Securities and Exchange Commission on March 23, 2001, as amended through the date hereof, and (ii) the Registration Statement on Form S-4 (File No. 333-58488) containing the consent solicitation of Spieker Partnership, the information statement of EOP Partnership, and the prospectus of Equity Office, EOP Partnership and Spieker Partnership (the “Partnership Registration Statement”), filed with the Securities and Exchange Commission on April 6, 2001, as amended through the date hereof (the REIT Registration Statement, together with the Partnership Registration Statement, the “Registration Statements”). Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in the Agreement.

Basis for Opinions

      The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations),

Equity Office Properties Trust
June 6, 2001

and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

      In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including (but not limited to) the following: (1) the Registration Statements, as amended through the date hereof (including the various SEC filings incorporated therein by reference); (2) the Second Amended and Restated Agreement of Limited Partnership of EOP Partnership, dated as of June 19, 2000, as amended through the date hereof; (3) the Articles of Amendment and Restatement of Declaration of Trust of Equity Office dated as of July 9, 1997, as amended through the date hereof, (the “Declaration of Trust”) and, with respect to each series of Equity Office preferred shares of beneficial interest, the articles supplementary establishing and fixing the rights and preferences of such series of preferred shares; (4) the form of partnership agreement or limited liability company operating agreement, as applicable, used to organize and operate the partnerships and limited liability companies in which EOP Partnership owns an interest; (5) the organizational documents and stock ownership records of BeaMetFed, Inc. (“BeaMetFed”) and of certain corporations in which EOP Partnership owns stock, directly or indirectly, including Equity Office Properties Management Corp. and its subsidiaries; and (6) stock ownership information for Tenant Services Corp.

      In providing the opinions set forth in this letter, we have relied upon (A) certain written representations as to factual matters of (i) Equity Office and EOP Partnership contained in a letter to us dated June 6,2001 , regarding the assets, operations and activities of Equity Office and EOP Partnership (which letter reconfirms to us certain representations made by the entities that merged into

Equity Office Properties Trust
June 6, 2001

Equity Office in connection with its formation regarding the assets, operations and activities of such entities); (ii) BeaMetFed contained in a letter to us dated June 6, 2001, regarding the assets, operations and activities of BeaMetFed; and (iii) Spieker and Spieker Partnership contained in a letter to us dated June 6, 2001, regarding the assets, operations and activities of Spieker and Spieker Partnership (collectively, the “Management Representation Letters”) and (B) the opinion of counsel received by Spieker from Morrison & Foerster LLP, dated June 6, 2001, to the effect that, commencing with its taxable year ended December 31, 1993, Spieker has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code and that Spieker Partnership has been, during and since its taxable year ended December 31, 1993, treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation (the “Morrison & Foerster Tax Opinion”).

      For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Management Representation Letters. We consequently have relied upon the representations as to factual matters in the Management Representation Letters. After reasonable inquiry, we are not, however, aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to Equity Office, EOP Partnership, or any other person.

      Moreover, we have assumed, with your consent, that, insofar as relevant to the opinion set forth herein:

      (1) Equity Office and EOP Partnership have been and will be operated in the manner described in the Management Representation Letters and the Registration Statements (including the various SEC filings incorporated therein by reference);

      (2) the Morrison & Foerster Tax Opinion has been concurrently delivered to Spieker and has not been withdrawn;

      (3) all of the obligations imposed by or described in the documents that we reviewed, including obligations imposed under the Declaration of Trust,

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June 6, 2001

have been and will continue to be performed or satisfied in accordance with their terms;

      (4) all representations made in the Management Representation Letters (and other information provided to us) are true, correct, and complete and will continue to be true correct and complete following of the Effective Time. Any representation or statement made in the Management Representation Letters “to the best of knowledge,” “to the knowledge,” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification; and

      (5) all documents that we have reviewed have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine.

Opinions

      Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

      (1) commencing with its taxable year ended December 31, 1997, Equity Office has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and, after giving effect to the Mergers, Equity Office’s proposed method of operation (as described in the Registration Statements (including the various SEC filings incorporated therein by reference) and the Management Representation Letters) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

      (2) EOP Partnership is properly treated as a partnership for federal income tax purposes and not as a corporation or as an association taxable as a corporation, throughout the period from July 11, 1997, through the date hereof.

      We assume no obligation to advise you of any changes in our opinions subsequent to the date of this letter. Equity Office’s qualification and taxation as a REIT depend upon (i) the satisfaction in the past by the ZML REITs, Beacon Properties Corporation, and Cornerstone Properties Inc., all of which merged into Equity Office, of the requirements for qualification and taxation as a REIT; (ii) Equity Office’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code, as described

Equity Office Properties Trust
June 6, 2001

in the Registration Statements with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership; and (iii) the satisfaction by BeaMetFed on a continuing basis, of the requirements for qualification and taxation as a REIT. Hogan & Hartson L.L.P. will not review Equity Office’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Equity Office’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

      This opinion letter has been prepared for your use in connection with the filing of the Registration Statements and speaks as of the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statements, and to the reference to Hogan & Hartson L.L.P. under the captions “LEGAL MATTERS” and “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” in each of the Registration Statements. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.